As filed with the Securities and Exchange Commission on ____, 2004	Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

INFOWAVE SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Canada (State of jurisdiction of incorporation or organization	98-0183915 I.R.S. Employer Identification No.

200 - 4664 Lougheed Hwy
Burnaby, British Columbia
Canada V5C 5T5
Address of Principal Executive Offices

(604) 473-3600
(Registrant's Telephone Number, Including Area Code)

Form of Employment Agreement, as Amended
 (Full title of the Plan)

CT Corporation
111 Eighth Avenue, 13 Floor
New York, NY 10011
(Name and Address of Agent For Service)

(212) 894-8700
(Telephone number, including Area Code, Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares subject to restrictions under employment agreements	2,500,000 shares (2)	US$0.1594(2)	US$398,500	US$50.49

(1)	Common Shares, without par value, offered by the Company pursuant to the Plan described herein.
(2)

Estimated maximum number of Common Shares to be offered and estimated offering price per share pursuant to the conversion of US$398,500 in severance payments into Common Shares under the Employment Agreements, as amended, among Infowave Software, Inc., Telispark, Inc. and Randall Brouckman, Lance Devin and Andrea Fezuk.

PART II.   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The following documents, which have been filed with the Commission, are incorporated herein by reference:

1.	Our Annual Report on Form 10-K for the period ended December 31, 2002.

2.	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2002.

3.	The description of our securities contained in our Registration Statement on Form 20-F filed with the Commission on December 1, 1998, including any amendment or report filed for the purpose of updating such description.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

        Not Applicable.

Item 5.   Interests of Named Experts and Counsel.

        Blake, Cassels & Graydon LLP has provided an opinion regarding the validity of the shares to be issued pursuant to this registration statement. Geoffrey S. Belsher, a partner of Blake, Cassels & Graydon LLP, is a director of the registrant.

Item 6.   Indemnification of Directors and Officers.

        The By-Laws of the Company provide that, subject to the Canada Business Corporation Act (the “Act”), the Company shall indemnify a director or officer of the Company, a former director or officer of the Company, or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, and such person’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of that association with the Company or other entity, if the individual acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as a director of officer or in a similar capacity at the Company’s request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful. The Company shall also indemnify such person in such other circumstances as the Act permits or requires.

        The Company may indemnify a director or officer of the Company, a former director or officer of the Company, or another individual who acts or acted at the Company’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of a civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Company or other entity.

        However, the Company may not indemnify such an individual unless the individual:

        (a)        acted honestly and in good faith with a view to the best interests of the Company, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Company’s request; and

        (b)        in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

        The Company has entered into indemnification agreements with certain of its directors, including directors who are also officers of the Company. Pursuant thereto, the Company has undertaken to indemnify such persons against any and all claims, including expenses in connection therewith, of any kind arising out of or in connection with such person’s acts or omissions as a director or officer of the Company. The Company shall and the director may apply to the appropriate court for approval of such indemnification, at the Company’s expense.

        The Company maintains Directors’ and Officers’ Liability Insurance for its Directors.

Item 7.   Exemption from Registration Claimed.

        Not Applicable.

Item 8.   Exhibits.

Exhibit Number	Exhibit

4.1	Form of Employment Agreement, as amended

5.1	Opinion of Blake, Cassels & Graydon LLP

23.1	Consent of KPMG LLP, independent accountants

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages)

Item 9.   Undertakings.

            (a)        The undersigned registrant hereby undertakes:

                          (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                        (i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

                                       (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                                       (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                          (2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            (b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (h)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Burnaby, British Columbia, Canada, on March 9, 2004.

INFOWAVE SOFTWARE, INC. (Registrant) By /s/George Reznik George Reznik Chief Financial Officer

POWERS OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry Meerkatz and George Reznick, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of him or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jerry Meerkatz Jerry Meerkatz	Director, Chief Executive Officer and authorized U.S. Representative	March 9, 2004

/s/ George Reznik George Reznik	Chief Financial Officer	March 9, 2004

/s/ Thomas Koll	Chairman	February __, 2004

/s/ Jim McIntosh Jim McIntosh	Director	March 9, 2004

/s/ Stephen Wu	Director	February __, 2004

/s/ Lew Turnquist Lew Turnquist	Director	February 29, 2004

/s/ Jean-Francois Heitz	Director	February __, 2004

/s/ Gerald Trooien Gerald Trooien	Director	March 9, 2004

/s/ Christine Rogers Christine Rogers	Director	March 9, 2004

/s/ Geoffrey S. Belsher	Director	February __, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Form of Employment Agreement, as amended

5.1	Opinion of Blake, Cassels & Graydon LLP

23.1	Consent of KPMG LLP, independent accountants

23.2	Consent of Blake, Cassels & Graydon LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages)